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                                                                  Exhibit: 4.5FT


                        STOCK PURCHASE AGREEMENT - GOETT

                  THIS STOCK AGREEMENT is made and entered into on the date hereinafter set forth, by and between VINCENT W. GOETT and MELISSA TURNER GOETT, husband and wife, (collectively "Goetts"), and FUTECH EDUCATIONAL PRODUCTS, INC., an Arizona corporation (the "Corporation").

                                    RECITALS:

                  A. The Corporation is a corporation organized and validly existing under the laws of the State of Arizona and is authorized to issue up to a total of 10,000,000 shares of common capital stock without par value.

                  B. Currently, there are 7,792,665 shares of common capital stock issued and outstanding, leaving 2,207,335 shares available for issuance from the Corporation.

                  C. Goetts desire to acquire ten percent (10%) of the common capital stock of the Corporation consisting of 865,852 shares of common capital stock, on the terms and conditions set forth herein.

                  D. This Agreement sets forth the terms under which Goetts will purchase no par value, voting, capital common stock of the Corporation.

                                   AGREEMENT:

                  NOW, THEREFORE, in consideration of the mutual agreements, covenants, and undertakings hereinafter contained, it is mutually agreed as follows:

                  1. RECITALS INCORPORATION. The Recitals set forth above are hereby incorporated by reference.

                  2. PAYMENT AND ISSUANCE OF SHARES. Upon the execution of this Agreement, Goetts shall pay to the Corporation the sum of ONE MILLION DOLLARS ($1,000,000.00) consisting of FOUR HUNDRED THOUSAND DOLLARS ($400,000.00) cash and SIX HUNDRED THOUSAND DOLLARS ($600,000.00) to be supplied by means of Goetts obtaining a line of credit in said amount for Corporation immediately upon signing of this Agreement. The line of credit shall be made at commercially reasonable terms approved by Corporation. Goetts shall be obligated to pay all costs and expenses in obtaining the line of credit, and shall make all payments on the line of credit. On or
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before June 1, 1994, Goetts shall cause the line of credit to be reduced by
$200,000; on or before October 1, 1994, Goetts shall cause the line of credit to be reduced by an additional $200,000, and on or before January 25, 1995, the line of credit shall be paid in full and cancelled. Goetts may extend the aforestated payment dates an additional thirty (30) days provided no defaults exist under the line of credit. Corporation acknowledges that Corporation will be signatory on the line of credit for not more than twenty percent (20%) of the first monies to be paid on the line of credit. Corporation shall be obligated to grant security against $750,000 of equipment owned by the Corporation. In return for the $400,000.00 cash and the $600,000.00 line of credit (to be paid by Goetts), Corporation will issue a Stock Certificate to Goetts for EIGHT HUNDRED SIXTY-FIVE THOUSAND EIGHT HUNDRED FIFTY TWO (865,852) shares of the common capital stock of the corporation. (the "Shares"). The certificate evidencing the Shares will be imprinted with a conspicuous legend stating that the Shares have not been registered under the Securities Act of 1933, as amended (the "Act"), and referring to certain restrictions on transfer or encumbrance of the Shares.

                  3. REGISTRATION RIGHTS. The Corporation does not intend to file a registration statement under the Act. Instead, the corporation intends to rely on the "private placement" exemption contained in Section 4(2) of the Act.

                  4. REPRESENTATIONS OF THE CORPORATION. The Corporation represents, warrants and covenants as follows:

                  a. The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona and has the corporate power to carry on its business as it is now being conducted.

                  b. The sale of Shares to Goetts, under this Agreement, has been duly and validly authorized by the Corporation by all necessary corporate actions; there are no preemptive rights with respect to the Shares, and such Shares, when issued, will be validly issued, fully paid and non-assessable.

                  5. REPRESENTATIONS OF GOETTS. Goetts represent, warrant and covenant as follows:

                  a. Goetts are familiar with the business and affairs of the Corporation and realize an investment in the Shares involves a high degree of risk.

                  b. Goetts have been advised that there will be no public market for the Shares; they may not be able to readily liquidate their investment; the Shares have not


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         been registered or qualified under Federal or State laws governing the issuance of securities; and the Corporation has no current intention of registering the Shares or reporting under the Act or any comparable or related Federal or State law.

                  c. Goetts acknowledge that they are acquaintances of Stephen McTaggart and Debra McTaggart, the majority shareholders of the Corporation; that the issuance of stock hereunder is a private transaction, and hereby waive all claims and causes of action of any kind or nature relating to any subsequent assertion that this transaction is not private.

                  d. Goetts are accredited investors and acknowledge that their overall commitment to investments which are not readily marketable is not disproportionate to their net worth, and their investment in the Shares will not cause such overall commitment to become excessive; that Goetts have adequate means of providing for their current needs and personal contingencies, and has no need for liquidity of this investment; that Goetts have evaluated the risk of investing in the Corporation; that Goetts are aware of the financial risks and possible financial hazards of purchasing the Shares and they have carefully considered these risks and hazards; and that Goetts are able to bear the economic risk of the investment, including the possibility of a complete loss thereof. Goetts agree to provide their financial statements to Corporation upon execution of this Agreement, and if requested, to provide updated financial statements annually (to be held confidential by Corporation and its attorneys and accountants).

                  e. The Shares are being acquired solely for the purpose of investment; are not being purchased for distribution, subdivision, sale or fractionalization thereof to the public generally; Goetts have no contract, undertaking, agreement or arrangement with any person to sell, transfer or pledge to anyone else the Shares or any part thereof; Goetts have no present plans to enter into such contract, undertaking, agreement or arrangement, and Goetts are the sole parties in interest of the Shares and as such are vested with all legal and equitable rights in such Shares.

                  f. Goetts agree the Corporation will restrict the transferability of the Shares and will cause the certificate evidencing the Shares to bear a legend stating such reasonable and agreed upon restrictions against transfer. In this regard, Goetts agree to

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          execute, simultaneously herewith, a Stock Restrictions And Sale
          Agreement.

                  g. Goetts acknowledge that all documents, records and books pertaining to this investment have been made available for inspection by Goetts, their attorney and accountant. Goetts and their representatives have had the opportunity to ask questions of, and receive answers from, the officers of the Corporation concerning the operation of the Corporation's business, and to obtain any additional information which the officers of the Corporation possess or can acquire without unreasonable effort or expense which is necessary to verify the accuracy of the information requested and given to Goetts. Goetts are purchasing the Shares without being furnished any offering literature or prospectus.

                  h. Goetts acknowledge that they have obtained financial statements of the Corporation, and that the Corporation has the right to utilize their investment for the payment of presently outstanding obligations of the Corporation.

                  i. Goetts have been advised that this is a start-up corporation in its early stages of development and marketing, that mass production has just commenced on a limited number of orders, and that no financing is presently in place to permit mass production to continue. Further, Goetts have retained an attorney and an accountant to represent their individual interests and provide proper counseling as to the risks and proper analysis of the investment, and said counsel have discussed, among other items, the requirements of being qualified as an accredited investor. Goetts acknowledge that they are not relying on the law firm of Warner Angle Roper & Hallam, P.C. for advice or counsel in this matter and that said law firm is merely documenting the purchase of the Shares.

                  6. ADDITIONAL STOCK PURCHASES. Should stock of the Corporation at any time be increased, such increase shall be offered to, and may be subscribed to by Goetts in proportion to their shareholdings at that time at the price being offered to the new shareholder. Goetts shall have fifteen (15) days to complete the purchase of new stock at which time this pre-emptive right shall expire.

                  7. SURVIVAL. The representations, warranties and covenants contained in Paragraphs 4 and 5 shall survive transfer of the Shares.



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                  8. ATTORNEYS' FEES. The prevailing party in any action to
enforce the terms and conditions shall be entitled to recover its reasonable attorneys' fees and court costs.

                  9. CONSTRUCTION. Where the context of this Agreement requires, the singular shall be construed as the plural, and neuter pronouns shall be construed as masculine and feminine pronouns, and vice versa. This Agreement shall be construed according to its fair meaning and neither for nor against any party hereto.

                  DATED the 27 day of January, 1994.



                                        "GOETTS"


                                        /s/ Vincent W. Goett
                                        ---------------------------------------
                                        VINCENT W. GOETT                  Date
                                        Social Security No.
                                                           --------------------
                                        Phone No. 602-949-0533
                                                 ------------------------------


                                        /s/ Melissa Turner Goett        1/27/94
                                        ---------------------------------------
                                        MELISSA TURNER GOETT              Date
                                        Social Security No.
                                                           --------------------
                                        Phone No. 602-949-0533
                                                 ------------------------------


                                        "CORPORATION"

                                        FUTECH EDUCATIONAL PRODUCTS, INC.,
                                        an Arizona corporation

                                        By: /s/ Stephen McTaggart      1/27/94
                                           ------------------------------------
                                        Stephen McTaggart                 Date
                                        Its: President



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